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                                                                     EXHIBIT 4.3


                         SECOND SUPPLEMENTAL INDENTURE


     SECOND SUPPLEMENTAL INDENTURE, dated as of October 12, 1995 by and between Recognition International Inc. (the "Company"), formerly Recognition Equipment Incorporated, a corporation duly organized under the laws of the State of Delaware, having its principal office at 2701 East Grauwyler Road, Irving, Texas 75061, BancTec, Inc. ("Banctec"), a corporation duly organized under the laws of the State of Delaware, having its principal office at 4435 Spring Valley Road, Dallas, Texas 75244 and Texas Commerce Bank National Association, as successor trustee to MTrust Corp., as successor trustee to MBank Dallas, National Association (together with any successor trustee, the "Trustee"), having its principal corporate trust office at 2200 Ross Avenue, Dallas, Texas 75201.


                             W I T N E S S E T H:

     WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of April 3, 1986, as amended by that certain First Supplemental Indenture dated as of November 1, 1987 (together, the "Original Indenture"), pursuant to which the Company issued $51,750,000 aggregate principal amount of its 7 1/4% Convertible Subordinated Debentures due 2011 (the "Debentures"); and

     WHEREAS, Section 9.01(a) of the Original Indenture provides that the Company and the Trustee may, without the consent of the Debentureholders, enter into a supplemental indenture to, among other things, evidence the succession of another corporation to the Company and the assumption by such successor of the covenants of the Company contained in the Indenture; and

     WHEREAS, the Company has entered into an Agreement and Plan of Merger (the "Agreement"), dated as of May 19, 1995, by and among BancTec, BTEC Merger Subsidiary, Inc. and the Company, pursuant to which BTEC Merger Subsidiary, Inc. will be merged with and into the Company with the Company being the surviving entity and a wholly-owned subsidiary of BancTec (the "Merger"); and

     WHEREAS, the Company desires to amend the Original Indenture pursuant to
Section 14.06 to provide for conversion rights of the Debentureholders in connection with the Merger; and

     WHEREAS, pursuant to this Second Supplemental Indenture the Debentures shall be convertible into common stock of BancTec in the same ratio and on the same terms as referenced in Article 3 of the Agreement and subject to all provisions, rights and privileges of the Agreement; and

     WHEREAS, the Company has duly authorized the execution and delivery of this Second Supplemental Indenture;
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     NOW, THEREFORE, in consideration of the foregoing premises and intending to be legally bound, the Company, BancTec and the Trustee hereby amend and supplement the Original Indenture as follows:

     Section 1 Confirmation of Original Indenture. Except as amended and supplemented hereby, the Original Indenture is hereby ratified, confirmed and reaffirmed in all respects. The Original Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

     Section 2 Definitions. The use of terms herein is in accordance with the definitions, uses and constructions contained in the Original Indenture.

     Section 3 Amendments to Article XIV. Section 14.01 of the Original Indenture is hereby amended so that, as amended, such paragraph shall read in its entirety as follows:

     "Section 14.01.  Conversion Privilege.

          Subject to and upon compliance with the provisions of this Article XIV, the Holder of any Debenture shall have the right, at his option, at any time prior to the close of business on April 15, 2011 (or if such day is not a Business day, on the immediately preceding Business day), or in case such Debenture or portion thereof is called for redemption, then, in respect of such Debenture or portion thereof called for redemption, until and including but not later than the close of business on the third Business day immediately preceding the Redemption Date (unless the Company shall default in the payment of the Redemption Price thereof, in which case at any time prior to the close of business on the date of actual redemption), to convert the principal amount of such Debenture, or any portion of such principal amount (which shall be $1,000 or an integral multiple thereof), into fully paid and nonassessable shares of Common Stock of BancTec, Inc. ("BancTec"), a Delaware corporation, in the ratio of .59 of a share of BancTec Common Stock to 1 share of the Common Stock of the Company at the Conversion Price in effect at the Date of Conversion (as defined in Section 14.02), and subject to all provisions, rights and privileges of the Agreement and Plan of Merger, dated as of May 19, 1995, by and among BancTec, BTEC Merger Subsidiary, Inc. and Recognition International, Inc."

     Section 4      Miscellaneous.

     (a)  Execution as Supplemental Indenture.  This Second Supplemental
          -----------------------------------
Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this Second Supplemental Indenture forms a part thereof.

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     (b)  Counterparts.  This Second Supplemental Indenture may be executed in
          ------------
any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     (c)  Effect of Headings.  The headings contained in this Second
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Supplemental Indenture are for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

     IN WITNESS WHEREOF, the Company, BancTec and the Trustee have caused this Second Supplemental Indenture to be signed, sealed and attested on their behalf by their duly authorized representatives, all as of the date first hereinabove written, and each of the Company, BancTec and the Trustee hereby waive all required prior notices to the execution and delivery of this Second Supplemental Indenture.

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Attest:                              RECOGNITION INTERNATIONAL INC.


_____________________________
Secretary
                                                  By:__________________
(Seal)
                                                  Name:________________

                                                  Title:_______________



                                     BANCTEC, INC.
Attest:


_____________________________
Secretary
                                                  By:__________________
(Seal)
                                                  Name:________________

                                                  Title:_______________


Attest:
                                     TEXAS COMMERCE BANK NATIONAL
                                     ASSOCIATION
_____________________________
Trust Officer
                                     By:_______________________________
(Seal)
                                                  Name:________________

                                                  Title:_______________

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